U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 6, 2001



                         FIGHTON SUCCESSION CORPORATION
                          -----------------------------
             (Exact name of registrant as specified in its charger)

        California                                     33-0897453
        ----------                                     ----------
 (State or Other Jurisdiction of             I.R.S. Employer Identification
  Organization)                              Number Incorporation or

         19900 MacArthur Boulevard, Suite 660, Irvine, California 92612
           (Address of Principal Executive Offices including Zip Code)

                                 (949) 851-9797
                                 --------------
                           (Issuer's Telephone Number)

ITEM 5.  OTHER EVENTS

         On March 6, 2001, the Registrant and its shareholders entered into an agreement to sell the majority of the outstanding shares of the Registrant to Key Card Communications, Inc. ("Key Card"). Key Card may elect to merge the Registrant with Key Card in a transaction in which either of Key Card or the Registrant are the surviving entity. The agreement contemplates a closing on or before October 20, 2001. The Registrant, its shareholders and Key Card contemplate entering into more comprehensive reorganization documents prior to the closing.

         Key Card provides prepaid long distance services. Key Card was formed in May, 2000 and thereafter acquired 100% of the stock of Five Star Communications, Inc. Key Card markets its prepaid calling card products and services under the trade names Five Star and Key Card.

         Key Card's core product, prepaid calling cards, incorporates a toll-free access number and PIN (Personal Identification Number) printed on an array of attractive, branded phone cards. Purchasers of these prepaid phone cards are able to place international and domestic long distance calls from any touch tone phone in the Continental United States at extremely favorable rates. The branded cards, in conjunction with Key Card's business model and successful sales programs, have allowed Key Card to penetrate the marketplace and create a growing base of loyal, repeat customers. Capitalizing on management's extensive prior experience, Key Card has quickly grown and has established itself as a leading pioneer in the field of prepaid communications.

         Key Card focuses primarily on sales of cards to retailers and prepaid phone card distributors. These resellers are attracted to Key Card's phone cards due to their branded packaging, profitability and ease of use. By concentrating on these two segments of the marketplace, Key Card maximizes its profitability, generates repeat sales and continually increases its revenues. Additionally, the Company sells a small portion of its cards directly to consumers via Key Card's Internet presence and website.

         The foregoing description of the terms of the sale of the Registrant's shares, is qualified in its entirety by the terms of the letter agreement dated March 6, 2001 between the Registrant and Key Card which is filed herewith as an exhibit. The information supplied on Key Card has been provided by Key Card and the Registrant has not conducted any due diligence on Key Card or its business.

Caution Regarding Forward-Looking Information

         This report contains certain forward-looking statements and information relating to the Registrant that are based on the beliefs of the Registrant or management as well as assumptions made by and information currently available to the Registrant or management. When used in this document, the words "anticipate," "believe," "estimate," "expect" and "intend" and similar expressions, as they relate to the Registrant or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Registrant regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks or uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumption prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

                      (C)      EXHIBITS

                      (4.1)    Letter agreement dated March 6, 2001, between BAC
                               Consulting     Corporation     and    Key    Card
                               Communications, Inc.

                                                      SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized


                                            FIGHTON SUCCESSION CORPORATION

Dated: March 6, 2001                        By: /S/ Tim T. Chang
                                            ------------------------------------
                                                    Tim T. Chang, President

                                  EXHIBIT INDEX

         Exhibit
         Page

         (4.1) Letter agreement dated March 6, 2001, between BAC Consulting Corporation and Key Card Communications, Inc.

                           BAC CONSULTING CORPORATION
                            19900 MacArthur Boulevard
                                    Suite 660
                            Irvine, California 92612
                            Telephone: (949) 851-9800
                            Facsimile: (949) 851-0159

                                  March 6, 2001

Steve May, President
Key Card Communications, Inc.
5969 Cattleridge Blvd., Suite 200
Sarasota, FL 34232

         Re:      Acquisition of Fighton Succession Corporation

Gentlemen:

         By this letter, we evidence the terms of the agreement pursuant to which Key Card Communications, Inc. ("Purchaser") agrees to purchase the majority of outstanding shares of common stock of Fighton Succession
Corporation, a California corporation (the "Company") from the Company's majority shareholder, BAC Consulting Corporation ("Seller"). Our agreement is as follows:

         1. Purchase and Sale. Purchaser agrees to purchase and Seller agrees to sell, substantially all of the outstanding shares of the Company, subject to the terms and conditions of this agreement.

         2. Purchase Price. The purchase price shall be in the form of cash and stock as follows:

         [Confidential Information Redacted]

         3. Payment Terms. The purchase price shall be due and payable (each a "Due Date") as follows: [Confidential Information Redacted]

         4. Transfer of Stock. Notwithstanding paragraph 3 above, Purchaser acknowledges that the transfer of stock as contemplated in paragraph 1 above will not take place until BAC has received [Redacted] Payment. Despite BAC's transfer of such stock, nothing contained herein shall relieve Purchaser from paying the entire Cash Payment as set forth in paragraph 3 above.

         5. Filing of 8-K. Upon the full execution of this letter agreement, BAC agrees to prepare and file an 8-K related to the contemplated transaction.

         6. Post-Filing Reports. Once the aforementioned 8-K has been filed, Purchaser agrees that it shall be responsible, financially and otherwise, for filing all periodic reports necessary for the Company (e.g., 10-Q, 10-K, etc.), including the preparation of any necessary audits needed in association with such reports.

         7. Condition of Company. Seller represents and warrants to Purchaser that the Company is free and clear of all debts and encumbrances of any kind or nature, is a reporting company in accordance with the Securities and Exchange Act of 1934, as amended, as of the closing date, [Confidential Information Redacted] and such other Key Card Communications reasonable representations and warranties that may be required.

         8. Closing Date. The closing date shall be the date not later than 5 days after the payment in full of any outstanding balance of the purchase price. Unless extended in writing, the closing date shall occur on or before September 1, 2001.

         9. Binding. This letter agreement constitutes a binding agreement on the parties hereto, and may only be modified and amended in writing.

         10. Due Diligence. Purchaser shall be entitled to conduct any and all reasonable due diligence on the Company it so desires.

         11. No Representation of Seller. Purchaser and Seller acknowledge that certain of Seller's officers are principals in a law firm that has provided legal services to Purchaser's predecessor. Purchaser acknowledges that purchaser has been advised to obtain independent legal counsel in the purchase of the Company and that neither Seller nor any officers of Seller or any related law firms are providing any legal services to Purchaser prior to the closing date. Purchaser acknowledges that Purchaser may engage a law firm with which certain of Seller's officers are also affiliated to complete subsequent registration statements, an 8-K concerning the merger of the Company or change of control of the Company, and quarterly and annual reports as they may become due. The fees for such services are not included in the purchase price and shall be billed and paid in accordance with a separate agreement. Purchaser hereby acknowledges the possible conflict of interest and waives any potential conflict by execution of this agreement. If Seller's counsel so advises, Purchaser shall execute a separate acknowledgment, waiver and consent in accordance with the terms of this agreement.

         12. Miscellaneous. Any disputes arising out of this matter will be resolved exclusively in Orange County, California. The prevailing party shall be entitled to recover its attorneys' fees and costs. Time is of the essence in all matters concerning this agreement.

                                      * * *

         If the foregoing accurately represents our agreement, please sign where indicated below.

                                             Very truly yours,

                                             BAC CONSULTING CORPORATION



                                             By: /s/ Patrick R. Boyd
                                             --------------------------------
                                                     Patrick R. Boyd, Secretary

ACKNOWLEDGED AND AGREED TO
AS OF FEBRUARY ____, 2001 BY:

KEY CARD COMMUNICATIONS, INC.



By: /s/ Steve May
   --------------------------
   Its: President
        ---------------------